Exhibit 4.30

EXECUTION COPY

Date:  25 February 2004

AMARIN CORPORATION PLC.

AND

ELAN CORPORATION, PLC.

As Trustee

DEBENTURE AMENDMENT AGREEMENT NO. 2

Debenture, 4 August 2003

Debenture Amendment Agreement, 23 December 2003

INDEX

1.	DEFINITIONS AND INTERPRETATION

2.	AMENDMENTS TO CHARGE

3.	REPRESENTATIONS, WARRANTIES AND CERTIFICATE

4.	MISCELLANEOUS

THIS DEED is executed and delivered the 25 February 2004

BETWEEN:

(1)                               AMARIN CORPORATION PLC, a company incorporated in England and Wales (registered no. 002353920), whose registered office is 7 Curzon Street, London, W1J 5HG, England (“the Company”)

(2)                               ELAN CORPORATION, PLC., a public limited company incorporated in the Republic of Ireland, whose registered office is at Lincoln House, Lincoln Place, Dublin 2, Ireland, as trustee for the Secured Parties (“Elan”)

RECITALS:

(A)                            Elan and the Company are parties to the Charge, as defined below.

(B)                              The Company effected the Swedish Sale (as defined in the Amended and Restated Master Agreement) and duly paid 90% of the Net Proceeds thereof received to 11 February 2004 into the Proceeds Account, which were then paid to Elan in accordance with the Amended and Restated Master Agreement.

(C)                              Immediately prior to the execution of this Amendment No. 2, the Company has effected the sale of substantially all of its United States business pursuant to the Valeant Agreement (defined in the Charge as amended by this Amendment No. 2).  Such sale included, inter alia, the Primary Care Portfolio, such of the Intellectual Property as related thereto and to the products Permax and Zelapar and the Shares in Amarin Pharmaceuticals, Inc..  The said transaction took place with Elan’s consent, subject to the execution and due performance of a Settlement Agreement and certain related documents between Elan, certain of the Secured Parties and the Company, as Elan and the Company hereby acknowledge. Elan has executed a deed of Partial Release in respect of the assets the subject of such sale.

(D)                             The parties have agreed to restructure their relationship on the terms set out in the Settlement Agreement and certain related documents, and in this Charge Amendment No. 2.

NOW IT IS AGREED in consideration of the mutual promises and undertakings set out herein as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1.                                   Definitions:

In this Charge Amendment No. 2:

“Amendment No. 2 Date” shall mean 25 February 2004.

“Charge” shall mean the debenture, being a fixed and floating charge over the entire assets and business of Amarin, in favour of Elan as trustee for the Secured Parties (as defined therein), dated 4 August 2003 as amended by the debenture amendment agreement dated 23 December 2003.

“this Charge Amendment No. 2” shall mean this debenture amendment agreement no. 2 and shall include the Recitals and Schedules hereto.

“Loan Agreement” shall have the same meaning as in the Amended and Restated Master Agreement.

“Transaction Documents” shall mean together:

(a)                                this Charge Amendment No. 2;

(b)                               the Settlement Agreement and the Loan Instrument, as each of those terms is defined in the Charge as amended by this Charge Amendment No. 2;

(c)                                that certain instrument relating to the issue of a warrant entitling the holder to subscribe for 500,000 ordinary shares in the capital of the Company, entered into by deed poll on 25 February 2004;

(d)                               those certain assignment and assumption agreements relating to Zelapar between Elan Pharma International Limited and the Company, and between those parties and Valeant Pharmaceuticals International (“Valeant”) as of the date of this Charge Amendment No. 2; and

(e)                                that certain assignment and assumption agreement relating to Permax between Elan Pharmaceuticals, Inc., the Company and Valeant as of the date of this Charge Amendment No. 2.

1.2.                                   Other Defined Terms and Interpretation:

Except as expressly set out in this Amendment Agreement:

1.2.1                           all defined terms shall have the same meaning as in the Charge;

1.2.2                           references to clause or section numbers shall be to those of the Charge; and

1.2.3                           this Charge Amendment No. 2 shall otherwise be interpreted in the same manner as the Charge.

2.                                      AMENDMENTS TO CHARGE

The Charge is hereby amended with effect from the Amendment No. 2 Date, as follows:

2.1.                                   In Clause 1, the following definitions are inserted:

“Amendment No. 2 Date” shall mean 25 February 2004.

“Noteholders” shall have the same meaning as in the Loan Instrument.

“Notes” shall have the same meaning as in the Loan Instrument.

“Loan Instrument” shall mean that certain instrument constituting up to $5,000,000 8% Secured Loan Notes 2009 entered into by way of deed poll by the Company on 25 February 2004.

“Settlement Agreement” shall mean that certain settlement agreement between the Company, Elan and certain of the secured parties dated as of the Amendment No. 2 Date.

“Valeant Agreement” shall mean that certain asset purchase agreement by and between Valeant Pharmaceuticals International the Company and Amarin Pharmaceuticals Company Limited dated 11 February 2004, as may be amended from time to time (without prejudice to Clause 7.3).

“Zelapar Approval Milestone” shall mean the payment payable by Valeant Pharmaceuticals International to the Company in respect of the FDA’s approval of the NDA of the drug Zelapar pursuant to the Valeant Agreement.

“Zelapar Completion Milestone” shall mean payment payable by Valeant Pharmaceuticals International to the Company in respect of Successful Completion (as defined in the Valeant Agreement).

“Zelapar Elan Milestone” shall mean the sum of US$1,000,000 payable by the Company to Elan Pharma International Limited upon Successful Completion pursuant to Clause 6.1 of the Settlement Agreement.

2.2.                                   At the end of the definition of “Secured Parties”, the following words are added:

“including for the avoidance of doubt any lawful holder of any of the Notes”

2.3.                                   At the beginning of Clause 1.2, the following words are added:

“Subject to Clause 23…”

2.4.                                   The word “and” is moved from the end of Clause 2.1.1 to the end of Clause 2.1.2.

2.5.                                   The following new Clause 2.1.3 is added:

“2.1.3                                                      liabilities under the Loan Instrument and/or the Notes”

2.6.                                   The following new Clause 3.1.9 is added:

“3.1.9                                                      the entire right and benefit of the Valeant Agreement, including the Zelapar Completion Milestone and the Zelapar Approval Milestone, but excluding (i) any amounts payable up to and including the Amendment No. 2 Date and (ii) the API Adjustment Amount (if payable to the Company) as defined in the Valeant Agreement.”

2.7.                                   In Clause 7.2, the words “… except as permitted pursuant to this Clause 7 …” are deleted.  Clause 7.3 is deleted and replaced by the following.

“7.3                                                                 Valeant Agreement

The Company undertakes that neither it nor Amarin Pharmaceuticals Company Limited shall, during the subsistence of this Debenture without the prior written consent of Elan:

7.3.1                                                            assign, release, compromise, discharge or otherwise dispose of or relinquish any of its rights under the Valeant Agreement; or

7.3.2                                                            amend or agree to amend the Valeant Agreement in such manner that its rights (including its rights after giving effect to any available set-off) may be adversely affected thereby in any material respect.”

2.8.                                   Clause 9.4 is deleted and replaced by the following:

“9.4                                                               Undertakings re: Proceeds Account

9.4.1                                                            Subject to Clause 9.4.2, the Company hereby undertakes to pay into the Proceeds Account all payments received under the Valeant Agreement, excluding:

9.4.1.1                    any amounts payable up to and including the Amendment No. 2 Date;

9.4.1.2                    the API Adjustment Amount (if payable to the Company) as defined in the Valeant Agreement; and

9.4.1.3                    US$2 million of the Zelapar Completion Milestone.

9.4.2                                                            The Company shall not be obliged to pay into the Proceeds Account a total more than the aggregate of (a) the Zelapar Elan Milestone and (b) the amount which would be due under the Loan Instrument if, under its terms, repayment were demanded under Clause 6.4 thereof by all the Noteholders, including principal, and accrued interest.

9.4.3                                                            If:

(a)                                  the Company has paid the Zelapar Elan Milestone; and

(b)                                 either the Notes have been repaid or redeemed in full in accordance with the Loan Instrument; or:

(i)                      the Zelapar Approval Milestone has been paid into the Proceeds Account; and

(ii)                   the Company has duly given notice to the Noteholders of their right to repayment under Clause 6.4 of the Loan Instrument; and

(iii)                the Company has duly made such repayment of the Notes to those of the Noteholders who have required the Company to do so; and

(iv)               the time for the remaining Noteholders to require repayment of their Notes has expired; and

(v)                  the remaining Noteholders are not then otherwise entitled to require repayment of their Notes.

(c)                                  no other Secured Obligations are then due or known–

(the concurrence of (a), (b) and (c) the “Releasing Circumstances”)

the Company may pay the balance of the Proceeds Account into an Account.”

2.9.                                   At the beginning of Clause 9.5, the following words are added:

“Subject to Clause 9.4.3…”

2.10.                             The second sentence of Clause 9.5 (“Elan hereby authorises …”) is deleted and replaced by the following:

“Elan hereby authorises the Company to transfer funds from the Proceeds Account to fulfil the obligations set out in Clause [6.1] of the Settlement Agreement and/or the obligations set out in Clause [6] of the Loan Instrument and/or to discharge any other Secured Obligations.”

2.11.                             Clauses 21.1.2 and 21.1.3 are deleted and replaced by the following:

“21.1.2  Upon:

(a)                                the Zelapar Elan Milestone being paid; and

(b)                               the Company representing and warranting to Elan by deed that to the best of its knowledge and belief, having made diligent enquiry, it is not in material breach of (i) the Loan Instrument; or (ii) the Valeant Agreement, nor has any event described in Clause 4.2 occurred;

then (i) the security that is constituted by this Debenture shall thereafter apply only to the entire right and benefit of the Valeant Agreement, including the Zelapar Approval Milestone, but excluding any amounts payable up to and including the Amendment No. 2 Date, and Elan will, at the written request of the Company, amend the registration of this Debenture at Companies House by filing a Form 403 recording the partial discharge and (ii) Clauses 8 (Shares and Investments), 10 (Monetary Claims) (save to the extent that Monetary Claims arise under the Valeant Agreement) and 11 (Insurances) of this Debenture shall forthwith cease to have any effect.

For the purposes of this Clause 21.1.2 only, a “material” breach is one which, if unremedied, may permit the holders of the Notes to declare the Notes due and payable, or permit non-payment or the delay in payment of the Zelapar Approval Milestone pursuant to the Valeant Agreement.

21.1.3        Upon:

(a)                                the occurrence of the Releasing Circumstances; and

(b)                               either (i) the Company representing and warranting to Elan by deed that to the best of its knowledge and belief, having made diligent enquiry, there is no matter outstanding in respect of which Elan may have liability under Clause 3(A) of the Lilly Agreement; or (ii) the date in question being on or after 30 April 2005 –

Elan shall, at the request and cost of the Company, release and cancel the security constituted by this Debenture and procure the reassignment to the Company of the property and assets assigned to Elan pursuant to this Debenture, in each case subject to Clause 21.2 (Avoidance of Payments) and without recourse to, or any representation or warranty by, Elan or any of its nominees.”

3.                                      REPRESENTATIONS, WARRANTIES AND CERTIFICATE

3.1.                                   the Company represents and warrants to Elan that:

3.1.1                           it has the right, power, capacity and authority and has taken all action necessary to authorise it to execute and deliver and to exercise its rights and perform its obligations under the Transaction Documents, and its obligations under the

Transaction Documents are valid, legally binding and enforceable according to their terms, including obtaining all necessary approvals and consents from its shareholders and any third parties;

3.1.2                           there are no agreements between the Company and any third party that conflict with the Transaction Documents;

3.1.3                           it does not require any further consents or approvals to consummate the transaction contemplated by the Transaction Documents including:

3.1.3.1                           approval of its shareholders; or

3.1.3.2                           approval of NASDAQ;

3.1.4                           as of the date hereof, neither Amarin nor any of its Affiliates has any indebtedness, secured or unsecured, outstanding to any third party other than Permitted Indebtedness (as defined in the Loan Agreement);

3.1.5                           as of the date hereof:

3.1.5.1                           Amarin is not in breach of any agreement between itself on the one hand and any Secured Party; and

3.1.5.2                           no Event of Default has occurred as defined in the Loan Agreement;

3.1.6                           Amarin is able to pay its debts as they fall due and no Insolvency Event, as defined in the Amended and Restated Master Agreement, has occurred.

3.1.7                           Amarin is not, to its best knowledge, having made diligent enquiry, in breach of any obligation under the Lilly Agreement.

4.                                      MISCELLANEOUS

The following provisions of the Charge shall apply to this Charge Amendment No. 2 mutatis mutandis: Clauses 20.2, 20.3, 20.4, 20.6, 23, 24, 25, and 28.

THIS DEBENTURE AMENDMENT AGREEMENT NO. 2 has been signed on behalf of Elan and executed as a deed by the Company and is delivered by it on the date specified above.

[Signature Pages: Charge Amendment No. 2]

EXECUTED and delivered as a Deed by:		)
AMARIN CORPORATION, PLC.		)
)
acting by:	Director	)
)
	Director / Secretary	)

SIGNED for and on behalf of
ELAN CORPORATION, PLC.

By: